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FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

ARG - Q4 2010 Airgas Earnings Conference Call

Event Date/Time: May 06, 2010 / 03:00PM GMT

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FINAL TRANSCRIPT

May 06, 2010 / 03:00 PM GMT, ARG - Q4 2010 Airgas Earnings Conference Call

CORPORATE PARTICIPANTS

Jay Worley

Airgas - VP of Communications and IR

Peter McCausland

Airgas - Chairman, CEO, Pres.

Mike Molinini

Airgas - EVP, COO

Bob McLaughlin

Airgas - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Mike Harrison

First Analysis - Analyst

Mike Sison

KeyBank - Analyst

David Manthey

Robert W. Baird - Analyst

Lawrence Alexander

Jefferies & Company - Analyst

Mark Gulley

Soleil - Analyst

Tom Hayes

Piper Jaffray - Analyst

PRESENTATION

Operator

Good morning and welcome to the Airgas fourth quarter 2010 earnings conference call. Today’s call is being recorded at the request of Airgas. All participants will be in a listen-only mode until the question-and-answer session of the call. Are opening remarks and introductions I will turn the call over to Vice President of Communications and Investor Relations, Jay Worley. Please go ahead sir.

Jay Worley - Airgas - VP of Communications and IR

Good morning and thank you for attending our fourth quarter earnings teleconference. Joining me today are Peter McCausland Chairman and CEO, Mike Molinini, Executive Vice President and COO, and Bob McLaughlin, Senior Vice President and CFO. Our earnings press release was made public this morning and is available on our website as are the teleconference slides. To follow along, please go to www.airgas. com to the investors shortcut at the top of the screen and then go to the earnings calls and events page. During the course of our presentation we will make reference to certain non-GAAP financial measures. Please note that unless specified otherwise, the metrics are referred to in today’s discussion will be adjusted for legal and professional fees related to the unsolicited takeover attempt as well as for debt extinguishment, multiemployer pension plan, and tax benefits. Reconciliations to the most comparable GAAP measures can be found in our earnings release in the slide presentation and on our website.

This teleconference will contain forward-looking statements based on current expectations regarding important risk factors which are identified in the earnings release and in our slide presentation. Actual results may differ materially from these statements, so we ask that you please note our Safe Harbor language. We also ask that you not the additional information and certain information regarding participants provided on slide one of our slide presentation. We’ll take questions regarding our financial and operational performance and our outlook after concluding our prepared remarks, and we plan to end the teleconference by noon Eastern time. Now I’ll turn the call over to Peter to begin our review.

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May 06, 2010 / 03:00 PM GMT, ARG - Q4 2010 Airgas Earnings Conference Call

Peter McCausland - Airgas - Chairman, CEO, Pres.

Thanks Jay and good morning. And thank you all for joining us. Once again, we had a remarkable year at Airgas. And as I’ve been telling our employees, the most exciting time at Airgas is right now. Our business, which historically lags the economic cycle, is just starting to gather momentum in the growing economic recovery. In addition, Air Products’ takeover attempt has cast a bright light on our business, revealing how undervalued the Company was an energizing the 14,000 Airgas Associates out there who make up the best team in the business from drivers and retail store personnel to our plant operators, sales force, and back office team. We have proven time and time again our ability to create real shareholder value and we are confident that the coming year will be no exception.

Before turning to the business at hand today, I want to briefly address Air Products’ unsolicited attended takeover of Airgas. Our Board of Directors unanimously believes that Air Products’ unsolicited proposals grossly undervalue Airgas. Our reasoning, simply stated, is that Air Products’ proposals do not reflect the value inherent in our future prospects, our extraordinary track record in creating shareholder value, and our position as the largest and most valuable packaged gas business in the world. They also failed to reflect our substantial recent investments and the significant opportunities for our business as the economy recovers. Since our IPO in 1986, Airgas has employed a disciplined approach to steadily growing revenue, EBITDA, and shareholder equity. Airgas stock has achieved total shareholder return over that period of time of more than seven times the return of the S&P 500 Index. Air Products’ unsolicited takeover attempt is extremely opportunistic, as it attempts to obtain the future value of Airgas at a bargain-basement price, based on our only significant EBITDA decline in the last 22 years, which occurred during the worst recession during the Great Depression. Air Products’ has essentially said as much themselves, declaring the timing of their proposals to be excellent. Indeed, our performance coming out of the last recession was robust, and we are a much stronger Company today than we were then. I invite you to review our materials on this topic posted on the investor information section of our website by clicking on the “Air Products’ unsolicited proposal” link. In particular, please review the presentation dated February 22, 2010 entitled “Our rejection of Air Products’ proposal.”

Now please turn to slide two. I’m very proud of our performance in fiscal 2010. We generated record free cash flow of $411 million and increased our dividend payout by 36% over 2009. Our credit rating upgrade was upgraded to investment grade, the only Company I know of that got that upgrade in the middle of the worst credit crisis ever. We are also added to the S&P 500. We made our first appearance in the Fortune 500, and we were recently awarded the Compressed Gas Association’s Fleet Safety Awards for both bulk and cylinder miles in the large fleet category. We also reorganized our sales and marketing efforts to align more closely with our customer segments, enabling us to better communicate our value proposition to customers in to more quickly develop our highest potential opportunities.

We seamlessly brought to new air ASU’s online and significantly raised our visibility as an on-site supplier. We again changed the game in specialty gases with our new hydrocarbon plant in the Houston-area. We added some important new products and marketing agreements, continue to invest in customer service training, and prepared for our upcoming SAT implementation, all while reducing our cost structure to protect margins and earnings in a very challenging economy. We also shared with investors our expectations of continued success by issuing new midterm financial goals at our analyst meeting in December. We are excited that the world is watching our performance, and we are all very bullish on the future of Airgas.

The economic recovery is gaining momentum, as daily sales rates improved sequentially for the second consecutive quarter and March was our first positive same-store sales month since November 2008. We again expanded our book of business with another very strong quarter of signings in our strategic accounts program, which was established specifically for multilocation customers who benefit from sole sourced supply and supply chain management services. In view of the challenging economy, companies across a variety of industries continue to embrace the value proposition inherent in our integrated product and service offerings. Two weeks ago, we announced a broad-based price increase on gas, rent, and hard goods effective June 1 or as contracts permit. Nearly two years have passed since our last across the board price increase and the pace of cost increases is now accelerating as the economy recovers. Rising costs for raw materials, power, fuel, and labor and benefits have led to increases in operating costs at Airgas plants and distribution facilities, as well as increases in product costs from suppliers. We also see higher prices for welding hard goods and safety products, cylinders, bulk tanks, gas handling plants, and equipment. Additionally, the cost of regulatory compliance continues to rise. Given the landscape of the rising costs and improving demand, we believe our time is appropriate.

The modest but steady improvement in daily sales is another sign that business is strengthening and the future is bright for Airgas. As the premier US packaged gas distributor, we are in an excellent position to capitalize on the improving economy. After posting strong earnings deep into the recession and solid results through the downturn, we are excited to again have our sights on double-digit earnings growth. Adjusted earnings per diluted share were $0.69 for the fourth quarter within guidance and up slightly from the prior year. Our full-year adjusted EPS of $2.68 was within both the original guided range announced in May of 2009 and our updated guidance provided in January. Bolstering our track record of meeting or exceeding our guidance and showing that shareholders can count on us to deliver the long-term results we forecast.

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May 06, 2010 / 03:00 PM GMT, ARG - Q4 2010 Airgas Earnings Conference Call

Total sales in the quarter declined 1% to $980 million compared to the prior year, driven by a total same-store sales decline of the 3%. Revenues tracked at the low end of our guided range hampered by severe winter weather and reflecting an initially tepid recovery. Gas and rent same-store sales declined 3% and hard sales declined 2%. Acquisitions contributed sales growth of 2% on a sequential basis daily dose daily sales rates improved by 2% from the third quarter. As expected hard goods declined more than gas and rent during this downturn and also as expected, hard goods are leading the way out.

Looking across our geographies, our Great Lakes region posted the strongest results with positive year-over-year same-store sales in both gas and rent and in hard goods. Followed by Airgas national welders, which covers the Carolinas and southern Virginia. Our North central region is also gaining momentum and these manufacturing base regions tend to lead in an economic recovery, while the coast lines tend to lag, a good sign for our core business. Our West region, consisting of Southern California, southern Nevada and Arizona continue to be headed by the falloff in construction activity. And our customer segments, we were pleased to see a sequential increase in sales to our manufacturing customers. Retail and petrochemical posted the strongest sequential growth on a daily sales basis while healthcare, analytical, and food and beverage were stable.

Turning to slide three, cash flow continues to be one of the strengths of our business model. Fiscal 2010 free cash flow increased 25% over the prior year to a record $411 million, representing about 11% of sales and comparable and absolute dollars to the free cash flow of companies with more than twice our revenue base. And you can guess who I’m talking about. We generated nearly $650 million of adjusted cash flow from operations, representing a 20% compounded annual growth rate since fiscal 2001, and as we committed our fourth quarter earnings call last year, we reduced our capital spending for the year by nearly $100 million to $253 million while continuing to invest in growth assets. Roughly two thirds of our free cash flow was used for debt reduction, totaling nearly $270 million during the year.

Acquisition activity was slow this year as potential sellers opted to wait out the downturn. However, our pipeline has been recovering recently, and improving business conditions has stirred some interest. In fiscal 2010, we acquired six businesses with an aggregate of more than $47 million in annual revenues, the largest transaction of the year being Tri-Tech, might very well run highly profitable independent distributor with 16 locations throughout Florida, Georgia, and South Carolina, generating up approximately $31 million in annual revenues. We also improved our presence and density in Oklahoma and west Texas with our fish industrial acquisition, a Lawton, Oklahoma -based distributor with about $10 million in annual revenues. Our acquisition activity has historically accelerated during the recovery phase of the business cycle, and we hope that development of pipeline are signs of sustainable improvement. Our strategy is unchanged. We have the capacity to purchase and integrate quality businesses, and we remain diligent in sourcing transactions. We we’ll continue to evaluate international opportunities as they arise, but our primary focus remains on domestic core product and service and operations acquisitions.

Looking forward in the first quarter, we expect another sequential improvement in daily sales. April finished will above our fourth quarter daily averages and slightly above margin. Our full-year guidance assumes a continuation of that trend, resulting in mid- to upper single digits same-store sales increases. We intend to stay focused on our fundamental business strategies, and enhancing our sales organization and performance and continue to train our associates as we position Airgas to emerge even stronger as the recovery gains momentum. Mike will now give you a review of market strategy and operations.

Mike Molinini - Airgas - EVP, COO

Thank you, Peter, and good morning everyone. As Peter mentioned, the economy has started to move forward again. This morning I’m going to give you a few examples of metrics we watch in our business to illustrate the momentum that is building. Then we will review operating results, and I will finish with a discussion of our SAP implementation plans.

Welding and hard goods are a critical element of the offering in the US packaged gas business. They also provides some useful leading indicators for us both in total and also within product categories. In general hard goods same-store sales the gas and rent same-store sales in the recovery. In the fourth quarter our daily sales of equipment were up 6% sequentially from the third quarter. Equipment which consists primarily of a welding and cutting machines represents a capital purchase for our customers, and equipment sales tend to rise as customers recapitalize for future production. Daily volumes for filler metals improved sequentially in each month in the fourth quarter, and the March levels were the highest since November of 2008. Customer production rates drive a significant production of filler metals demand and account for most of the improvement. Another measure of hard goods activity is a number of invoice line items picked and shipped from our destination centers to our branches and customers. The hard goods in this category are primarily welding and gas handling accessories and safety supplies. Fourth quarter lines shipped from our DCs increased 8% from the third quarter and are running at their highest levels since October 2008.

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May 06, 2010 / 03:00 PM GMT, ARG - Q4 2010 Airgas Earnings Conference Call

In the gas business, production, distribution and asset management are key drivers of profitability and returns. Our production numbers have been on the rise and the average number of industrial gas cylinders filled per day improved sequentially by 6% in the fourth quarter compared to the third quarter. Sales per day for cylinders gases has also improved by 6% from the third quarter. We refer to the cylinders in our customers possession as utilized cylinders. The rate of decline in utilized cylinder trends has been decelerating for will over a year and believe we have now seen the bottom. We ended the year with about a 2% reduction from last year. The good news is that increases in utilized cylinders typically lag gas volume growth which we begin to see in the fourth quarter, and requests from branches and customers to increase working stocks are now growing.

So regardless of the metric you pick, all indications are that we are on the cusp of a sustained recovery. And evaluated together with rising daily sales rates and improving economic data points, we have reason to expect a business climate of steady expansion. Our sales and marketing strategy focused on segment alignment also continues to gain momentum. Success thus far has been most pronounced at our strategic accounts program, where it originated, and was already underway in the medical and construction segments. In the fourth quarter we announced some of our new customer signings that resulted from the concentrated sales and marketing focus that we implemented in key customers segments. Customer names like Goodrich Corporation, IT W., Case Western Reserve University, X Core Aerospace, Health Care System Procurement Group, Premier Purchasing, and Utility Service Alliance, a cooperative of 15 electric utilities operating 17 nuclear power stations across the US. It’s rewarding to see our new sales and marketing alignment yielding results while still in its infancy and the outlook is very right for even greater gains in the future. For the fourth quarter strategic accounts business was a 2% from the prior year driven by new account signings across all customer segments and easing year-over-year comps in our existing metal fabrication, construction, and petrochemical business.

Turning to slide four, sales of our strategic strategic products, which combine to make up about 40% of our revenue increased 1% for the quarter comparing favorably to the overall same-store sales decline of 3%. Our strategic products as a group continue to have particularly good long-term growth profiles as many of our growth accelerators impact their performance. Safety products grew 5% year-over-year in the quarter comparing favorably to the overall hard goods same store sales decline a 2%. On a sequential basis daily sales and safety products were up 2%, although low operating rates and continued high unemployment are headwinds, safety products still represent a strong sell opportunity for us as our customers realize good value in vendor consolidation. Bulk gas sales were up 3% compared to prior year and up 1% sequentially compared to the third quarter as sales of bulk nitrogen for food freezing applications continues to show strength. And bulk sales to industrial manufacturing customers continued to recover in segments such as steel, auto, and alternative energy. Medical sales grew 1% year-over-year and were a 2% sequentially. While the slowing in elective and noncritical procedures has temporarily reduced overall medical demand, we continue to expand our medical business through new customer signings and expect good long-term growth due to population demographics and cross sell opportunities from our full range offering.

Specialty gas sales declined 7% year-over-year driven by lower volumes this year and a significant one-time sale to an aerospace customer last year. Sequentially, however, specialty gas daily sales improved by 1% driven by a broad-based increase in demand core specialty gases including further strengthening of our market position in EPA protocols and other calibration gas mixtures. March was a record production month for protocols, primary and certified standards, not just for the year, but in our history. Encouragingly, our off spec rate, by which we monitor the quality of all specialty gas products was also the lowest in our history. Finishing out strategic products, CO2 and dry ice were down 1% from last year, as increases for sales and food and industrial freezing applications were more than offset by lower surcharges compared to prior year and a daily sales were down 13% sequentially due to the normal seasonality in those businesses.

Our Radnor private label products were down 1% for the quarter, slightly better than the same-store sales decline in total hard goods. The long-term growth opportunity for the Radnor brand remains strong. In addition to building brand loyalty within our customer base, Radnor products carry gross margins higher than comparable OEM products by 1.5 times and more.

Our operating efficiency programs that focus on cylinder maintenance and testing, distribution of filled plant logistics and freight and fuel management are progressing according to schedule. We achieved $10 million in annual run rate savings this fiscal year composed largely of UTC longer test benefits, distribution logistics initiatives and cylinder plant efficiencies. At our December analyst meeting we set a goal to attain $40 million of new operating efficiency savings over the next four years driven largely by logistics plant studies and cylinder testing. We are on track to deliver the $10 million in those settings that are included in our fiscal 2011 guidance. All told, we have just wrapped up an impressive year operationally.

Peter mentioned some of our full year highlights, such as our new ASU’s, specialty gas and cylinder fill plants, new products and marketing agreements, fleet safety awards, cost reductions, customer service training, and our SAP built, which I’d like to discuss now further. We will begin a phased rollout of our highly customized SAP platform this July. Our hard goods in distribution infrastructure, including our six national distribution centers, purchasing organization, and safety telesales organizations will be the first to go live, followed soon after in fiscal 2011 by two of our regional distribution companies. The commencement of our planned phase rollout, whereby business units implementing new systems

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May 06, 2010 / 03:00 PM GMT, ARG - Q4 2010 Airgas Earnings Conference Call

in succession, marks an major milestone in the structural development of our Company. Our implementation of SAP is about much more than just consolidating IT systems. SAP will enablize standard work processes across all facets of our complex high-volume distribution business and it will enhance our customer service culture as well as drive operating efficiencies above and beyond those I just discussed. We began designing our SAP solution in January of 2009. By signing 75 full-time business and IT experts from across the organization and engaging a global consulting firm that had successfully led the implementation of SAP at other multibillion-dollar industrial distributors. The SAP cylinder module and system experts that were all retained in our purchase of Linde’s US packaged gas business in July 2007 provided us with a strong foundation and hands-on experience.

Since then, we have conducted more than 100 workshops, leveraging 300 internal subject matter experts to design our customized platform. Testing has involved more than 160 end to end in business process scenarios, including nearly 5,000 process steps, and utilization of a fully converted data load of more than 125,000 customers and 800,000 products. After 400 acquisitions and nearly as many systems conversions, including some from SAP to our current platforms, we are certain of our ability to design and implement the right operating system for our business. Our positive test results to date give us the confidence to establish our conversion timelines to March of 2011. Our SAP platform has been designed to effectively address some of the unique elements of the highly competitive US packaged gas market which is presently a distribution, not a manufacturing business. Multiple cylinder rental and leasing methods are required to effectively meet and exceed the expectations of a broad customer base.

We also manage a highly complex hard goods supply chains for manufacturers to destitution centers to branches and customers in a variety of channels from telesales to e-business to the retail stores sales counter. In everything we do we have taken a customer centric approach to SAP, planning and executing to minimize conversion risk and ensure a seamless transition for our customers. We expect to returns that will more than justify our investment, significantly above our internal rates of 50% to 20% IRR and return on capital and will be on our cost of capital. Given our expertise with system conversion and the amount of time and energy we have invested, we are uniquely positioned to maximize the value of this investment, and we are confident that the implementation of SAP will create meaningful value for all Airgas stockholders. Through March 2010 we have invested $50 million in the project, more than half of the total planned.

For fiscal 2011, we expect incremental operating expenses of approximate $14 million as we begin the implementation stage of the project driven by training, conversion, and depreciation. All SAP operating and implementation costs for the current implementation schedule are included in our midterm financial goals introduced in December 2009. But, and I want to underscore this point, the benefits of our SAP implementation and a positive impact we expect it to have on our financial results are not included in our forecast. Benefits will include customer facing applications that will improve the customer’s buying experience, assist with cross-selling, simplify account administration and enhanced visibility for multilocation customers. We also expect significant gains in efficiencies and cost reductions through the entire supply chain and administrative functions. As we complete the initial systems conversions, we will further quantify and refine the benefits we anticipate and update our midterm financial goals accordingly. Now Bob will give our financial review of the quarter.

Bob McLaughlin - Airgas - SVP, CFO

Thanks, Mike, and good morning everyone. I’d like to start today by reviewing our segment results. Please turn to slide five. As I go through these results, please note that we have GAAP reconciliations for various metrics on slides 13 through 18. Dissolution sales in the quarter were down 1% versus prior year to $886 million with same-store sales down 3%. Gas and rent same-store sales were down 3% and hard goods were down 2% with pricing down slightly by 1% in both categories. We are encouraged by the finish of the quarter with the month of March posted first same-store positive sales since November 2008. This is a trend we expect to continue throughout 2011. On a sequential basis this edition sales increased by 4% driven by a 2% increase in daily sales rate and in incremental selling day. Both hard goods and gas and rent sales improved sequentially on a daily sales basis with hard goods leading the way up 5%. This is the second consecutive quarter we have seen our daily sales rates increase and as both Mike and Peter highlighted, we are clearly seeing signs that the economy is building momentum.

Distribution gross margins was 55%, a decrease of 70 basis points from the prior year, primarily reflecting a sales mix shift within gas and rent and lower growth incentive rebates and hard goods. Sequentially distribution gross margin declined 120 basis points, reflecting a sales mix shift to hard goods as well as a seasonal increase in propane and other fuel gases that carry lower margins. Gas and rent represented 60% of distribution sales in the fourth quarter, compared to 61% in the fourth quarter. Operating margin in the distribution segment expanded sequentially for a third consecutive quarter to 11.3%. Our distribution operating margins held up relatively well during the year, due to our aggressive reduction of operating expenses in response to declining sales. All other operations reflect our CO2, dry ice, refrigerants, ammonia, and nitrous oxide business units. Sales for all other operations were down 3% in total and 4% on a same-store basis from the prior year.

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May 06, 2010 / 03:00 PM GMT, ARG - Q4 2010 Airgas Earnings Conference Call

Positive same-store sales in our carbon dioxide business were more than offset by year-over-year weaknesses in refrigerants and ammonia. All other operations same-store sales as a whole turned positive in March, along with the distribution segment. Sequentially the sales improvement was driven by seasonal improvement in the refrigerants business offset somewhat by the normal seasonal declines in dry ice and CO2. Operating income for all other operations was $5 million. Operating margin declined 350 basis points year-over-year, driven primarily by margin compression in the ammonia business and the result of rising costs. In the prior year, the market moved in the opposite direction. Ammonia product costs were falling, and pricing was stable, creating incremental margins. Sequentially 570 basis point decline in operating margin is primarily attributable to margin compression in the ammonia business, provided those combined with normal seasonal sales decline in CO2 and dry ice. In addition, sales increases and lower margin refrigerants business also contributed to the sequential decline in margins.

Turning now to slide six, we will look at our consolidated results. Sales declined by 1% year-over-year to $980 million reflecting acquisitions growth of 2% and a total same-store sales decline of 3% comprised of a 3% decline in gas and rent and a 2% decline in hard goods. Volume was down 2% and price was down 1%. Industrial gas volumes while improving, were still below the prior year. Sequentially as sales increase by 4% driven by an incremental selling day and a 2% sequential increase in daily sales. Gas and rent represented approximately 64% of our sales mix compared to 65% in the third quarter as hard goods sales are demonstrating their tendency to recover at a faster pace than gas and rent. As in the distribution segment, a mix shift between gas and rent as was reduced growth incentive rebates on hard goods is reflected in our consolidated gross margin of 51.4% for the quarter, 80 basis points under the prior year. Sequentially gross margin was down 170 basis points, and driven by the impact of the ammonia business, a mix shift to hard goods, and a normal seasonal net shift within gas and rent to lower margin gases such as propane and refrigerants.

Excluding a pretax charge of $23 million related to Air Products’ unsolicited takeover attempt, adjusted operating income for the quarter at $105 million, down 8% from last year. Cost reductions and operating efficiencies helped support our adjusted operating margin which declined modestly year-over-year to 10.7% from 11.5% and sequentially from 11.1%. The sequential decline is attributable to the seasonality in the all other operations segment as well is the margin impact I discussed relative to the ammonia business. Adjusted earnings per share were $0.69 in the fourth quarter, a 6% increase in sequentially and they 1% increase from the prior year. There were approximately 85 million weighted average diluted shares outstanding for the third quarter, up about 1% year-over-year and 1% sequentially. Return on capital was 10%. The 270 basis point decline from the prior year, primarily driven by the recession and the related decline in operating income.

With respect to accounts receivable, our collection rates for the quarter have remained relatively constant both year-over-year and sequentially, and our quarterly DSO of 48 days was consistent with the third quarter results. Inventory turns held consistent with recent trends and inventory reductions have contributed almost $60 million to our cash flow this fiscal year. We increased our dividend for the fourth quarter by 22% to $0.22 per share, presenting a 36% increase in dividends per share paid in fiscal 2010 over 2009. Adjusted debt has been reduced by having $270 million in fiscal 2010 to approximately $1.8 billion at March 31st. During March, we issued 300 million of 2.5% senior notes due in 2013 which was significantly oversubscribed. We used the proceeds to reduce the outstanding balance of our revolving credit facility under which we had approximately $823 million available end of March 31st. In March we also signed a two-year, $295 million accounts receivable securitization agreement replacing the previous agreement that was set to expire. They new agreement expires in March of 2012. Our fixed float ratio at the end of March was 50/50, and our adjusted debt to EBITDA ratio was 2.7 within our revised target range of two to three.

Please turn to slide seven, capital expenditures. We reduced our capital spending by nearly $100 million this year to $253 million. Spending on cylinders, bulk tanks, and rental welders declined as sales slowed, and overall capital spending was down 28% year over year. However, we still invested in these revenue-generating assets where we had the opportunity to expand our book of business. We also finished our plant upgrades and new production facilities and are ready to support growth as the economy rebounds. Excluding the impact of major capital impacts, capital spending for the year was about 4% of sales.

Slide eight presents our fiscal 2010 first quarter and full-year guidance. For the first quarter, we expect earnings per share to be in the range of $0.70 to $0.72, an increase of 6% to 9% over the prior year and including $0.02 in incremental SAP implementation costs. Excluding incremental SAP costs, our guidance represents a 9% to 12% improvement over the fiscal year. For the full year, we expect earnings per share to be in the range of $2.95 to $3.05, up 10% to 14% over adjusted EPS for fiscal 2010 and including $0.10 of incremental SAP implementation costs. Excluding incremental SAP costs, our guidance for the full year reflects a 14%to 18% improvement over fiscal 2010. We expect same-store sales to turn positive in the current quarter, led by hard goods which tend to outperform gases in the early stages of a recovery. For the full year, we expect same-store sales to be in a mid- to upper stable digits.

Operating margins will be in the 11.5% to 12% range, and we estimate capital expense just to be approximately 5.5% of sales. We expect our tax rate to be in a range of 38% to 39%, and our guidance does not incorporate the impact of debt extinguishment, multi- pension withdrawal charges, if any, or costs related to the unsolicited takeover attempt. Slide nine walks through the primary elements of our guidance using adjusted fourth quarter EPS of $0.69 and fiscal 2010 adjusted EPS of $2.68 as a starting point. Both will have several head winds, including incremental

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May 06, 2010 / 03:00 PM GMT, ARG - Q4 2010 Airgas Earnings Conference Call

SAP implementation costs, higher share count and tax rates, and the reset of the verbal compensation components as we exit a difficult economic period. We expect these head winds to be more than offset by improvements in the underlying business driven by an improving economy, related strength and same-store sales and the mental operating efficiencies. The underlying business improvement represents a year-over-year earnings growth of approximately 16% and 22% for the first quarter and full-year respectively. And is consistent with the plan we developed in conjunction with the midterm financial goals we announced at the December analyst meeting. And now I’ll turn it back to Peter.

Peter McCausland - Airgas - Chairman, CEO, Pres.

Thanks, Bob. Before we turn it to Q&A, I’d like to quickly highlight some of the reasons that underscore our confidence in Airgas’ prospects for continued growth and shareholder value creation. Please turn to slide 11. This slide illustrates the EPS growth generated in the economic recovery from calendar 2002 to 2005, and contrasts that with the growth represented by our current midterm financial goals. The top of the slide is 2002-2005 period. And the bottom slide is 2009 through 2012 based on our goals. In the three-year period following the last recession, we delivered compounded annual EPS growth of 18%. Our earnings growth tends to accelerate as a expansion continues, particularly after overcoming the initial head winds of the variable costs at the outset of recovery. We announced a new set of midterm financial goals at our December analyst meeting, consistent with our practice over the past decade. We issued midterm financial goals for the benefit of investors and we have a proven track record of meeting or exceeding our targets.

The bottom chart shows the earnings growth trajectory from calendar 2009 to our calendar 2012 target of $4.20 or greater. This 16% compounded annual growth rate is more conservative than our performance in the last recovery, in spite of the fact that we are a much stronger operating company today than we were back then. Attractive upside could come from a cooperative economy or from the benefits of our SAP implementation. We could see in our fiscal year 2011 EPS guidance is right in line with our path to calendar 2012. Another point I’d like to bring out is that in the 2002 to 2005 period, We had a 16% CAGR on same-store sales, 6% was internal growth and 10% was acquisition. In the goals set forth in the 2009 to 2012 period At the bottom of the page, we have an 8% to 10% CAGR on sales, 7% internal and 3% acquisitions. So at the top of the page we had higher interest and higher depreciation because the sales mix favored acquisitions that we don’t have at the bottom of the page.

We also have a history of meeting or exceeding the annual guidance we provided in May of each year. In fact, we delivered EPS above the top end of our guidance by an average of nearly 8% in three of the last five years. In fiscal 2009, the year the economic tsunami hit, we missed our guidance by less than 4% and proved resilient by delivering EPS within our guidance range for fiscal 2010 under very difficult economic conditions. Consider our calendar year 2012 target of $4.20 plus per share and the implementation of that target for standalone trading potential of our shares, even without including any control premiums. Consider our track record of delivering value to our shareholders. While there is no assurance, we point these factors out to underscore our Board’s view that we can deliver superior value to our stockholders by executing our strategic plans.

Finally, I want to be clear that this is a tremendous opportunity for Airgas stockholders to benefit from the future value of the execution of our business strategies as highlighted on slide 12. Our industry is still very fragmented. And acquisitions are a core competency at Airgas. The benefits of our customer centric culture and new sales alignment are just starting to develop. And on the subject of alignment, between the Airgas Board and the management team, we own 12% of the Company. So the interests of the Airgas Board and management are aligned with those of all Airgas shareholders. We appreciate the tremendous amount of support that we have received from our shareholders and our customers, and look forward to continuing to deliver outstanding value to you in the years to come. Thank you. And now I’ll turn it back to Jay to begin our Q&A session.

Jay Worley - Airgas - VP of Communications and IR

That concludes our prepared remarks. As we begin the Q&A portion of the call, we ask that you limit yourself to two questions and one follow-up and get back into the queue if you have further inquiries. Please note that in order to focus on Airgas business strategies, financial and operational performance and outlook, we will not be taking questions regarding the Air Products’ proposals. We ask that you refer to the statements made on this call and our schedule 14 D-9 as amendment and related materials originally dated February 22, 2010 which are available in the investor information section of our website at Airgas.com. Jessica will now give instruction for asking questions.

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May 06, 2010 / 03:00 PM GMT, ARG - Q4 2010 Airgas Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions). We’ll pause for just a moment for everyone to have an opportunity to signal for questions. And our first question will come from Mike Harrison from First Analysis.

Mike Harrison - First Analysis - Analyst

Hi, good morning.

Jay Worley - Airgas - VP of Communications and IR

Hi.

Mike Harrison - First Analysis - Analyst

I was wondering if you could give us a more detail behind the 1% decline in pricing. Was their anything in particular driving that? Was it hard goods? Was it surcharges? And also curious on what played into your decision to announce a price increase that effective June 1st.

Bob McLaughlin - Airgas - SVP, CFO

On the 1% hard goods, it was primarily in the filler metals, although we’re starting to see that price now moving up from its cycle low levels. So that’s consistent with the prior quarter with the leader with respect to that. And ammonia played a big piece relative into the decline in the gas pricing. Consistent with the drop in the raw material costs. They were probably the two biggest drivers.

Mike Harrison - First Analysis - Analyst

Got it. In terms of how you came to your decision to announce the price increase effective in June?

Peter McCausland - Airgas - Chairman, CEO, Pres.

Well, we’re seeing costs go up. We haven’t had any across the board price increase now coming on two years. The costs are going up for electric power, for diesel, employee benefits, we’re seeing costs go up all along because spectrum of hard goods that we sell. Particularly the steel, the ones with high steel content and so — and business is beginning to firm. So we think our customers will understand why we need this price increase and we’re confident those confident that we are going to be successful.

Mike Harrison - First Analysis - Analyst

All right. And last question is related to bulk sales. Your sales looked like they were up a little bit better than some of your competitors. I was wondering if you could talk about what you saw in pricing versus volume in that bulk sales number of 3% and whether you might have been gaining some share in the book business. Do you have a price versus volume and bulk?

Bob McLaughlin - Airgas - SVP, CFO

Its more volume than price. I think price is about flat on bulk.

Peter McCausland - Airgas - Chairman, CEO, Pres.

So, mostly volume. We have a good bulk program with good leadership. We have good specialists in each of our regions. We have new capabilities that came to us with the Lindy acquisition that we didn’t have before. And bulk is a product line that is getting some decent emphasis across our regions. So we are doing well on it. Mike, you might have something else.

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May 06, 2010 / 03:00 PM GMT, ARG - Q4 2010 Airgas Earnings Conference Call

Mike Molinini - Airgas - EVP, COO

Well, we have thousands of customers that buy cylinders from us that use bulk. So we have a built-in relationship to develop the bulk relationship based on — relationship that you already asked.

Peter McCausland - Airgas - Chairman, CEO, Pres.

And now that we have the capabilities and we’ve integrated the capabilities into our Company, that cross sell becomes a lot easier.

Operator

Our next question will come from Mike Sison from KeyBank.

Mike Sison - KeyBank - Analyst

Hey, guys, how are you doing? Glad to hear things getting a little bit better out there. In terms of the first quarter here, are you seeing the low single digit growth rate already here in April? And does that sort of accelerate as the quarter progresses?

Peter McCausland - Airgas - Chairman, CEO, Pres.

Well, we’re hoping it accelerates, but were only a few days into May. But definitely April was better than the last quarter and it was better than March. And March was the best month of the last quarter. We’re very optimistic. I spent the weekend in the field, and there is a lot of enthusiasm about the pickup in economic activity. And I’m not an economist, but it feels pretty good right now. I hope it continues.

Mike Sison - KeyBank - Analyst

And then one quick question on your for $4.20 goal by calendar 2012. Can you remind us how much organic sales growth is underpinning that and do you have acquisitions built in there? Or is this sort of what you can do on your own?

Bob McLaughlin - Airgas - SVP, CFO

We only have 8% to 10% compounded annual growth in sales and net 2009 to 2012 target projection we showed you versus 16% we had in the 2005. Getting back to the — three of that — if you assume it’s 10%, 3% of it would be acquisitions, and seven at it would be internal growth. About the same internal growth that we had in the 2002 to 2005 period. But lower on acquisitions.

Mike Sison - KeyBank - Analyst

Right, thank you.

Bob McLaughlin - Airgas - SVP, CFO

Sure.

Operator

And will now go to David Manthey with Robert W. Baird.

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May 06, 2010 / 03:00 PM GMT, ARG - Q4 2010 Airgas Earnings Conference Call

David Manthey - Robert W. Baird - Analyst

Hi, good morning. Could you discuss Red-D-Arc trends in the current quarter?

Mike Molinini - Airgas - EVP, COO

Stabilized. Red-D-Arc, as we mentioned in Q3, was one of our — their backlog. Their business seems to have dried up. And they really had declined significantly. And we took a lot of immediate actions. Took a lot of costs of the Red-D-Arc, and I think sales have stabilized. It’s primarily in the maintenance area as opposed to the new construction area. But I think the adjustment of the costs to the stabilized business has removed it from the magnitude of the problem that I was in Q3.

David Manthey - Robert W. Baird - Analyst

Okay. Thanks, Mike. And I’m interested in the growth that you saw and welding and cutting machines. You said you saw 6% growth sequentially. I was wondering if you could talk about what the normal sequential pattern would be, and then if you could discuss what the year-over-year change in those categories was.

Mike Molinini - Airgas - EVP, COO

I don’t have the year-over-year with me, actually. But the sequential —

Bob McLaughlin - Airgas - SVP, CFO

Flat year-over-year.

Mike Molinini - Airgas - EVP, COO

Yes, flat year-over-year. And I don’t know what the sequential improvement was as we were coming out of the last recession. This is exactly what happened the last time. Exactly. And we came rocketing out of the gate with equipment. And based on what I’m hearing from our big equipment suppliers, what we experienced is exactly what they experienced.

David Manthey - Robert W. Baird - Analyst

Okay. Great. Thank you very much.

Operator

We’ll now go to Lawrence Alexander from Jefferies.

Lawrence Alexander - Jefferies & Company - Analyst

Good morning. I guess first question, just on the acquisition pipeline, is the firming demand leading to more interest on potential acquisition targets? Or does it make sense to stretch a little bit on acquisitions in the near term given the likely bounce in earnings power a couple of years out?

Peter McCausland - Airgas - Chairman, CEO, Pres.

We are seeing more interest in the pipeline is building, pipeline of interested pipeline parties building. But that doesn’t mean that they will end up selling their businesses to us. You’ve seen the chart that we shall all the time that she’ll acquisitions and we overlay the economic scenario on it. And, these are good businesses, good cash flow businesses, and we expect people to be holding out for a while longer until the economy

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May 06, 2010 / 03:00 PM GMT, ARG - Q4 2010 Airgas Earnings Conference Call

accelerates even further. And so they can sell off higher numbers. But we are talking to a bunch of people, and we are a disciplined buyer. We always have been. And will continue to be so. But you can stretch a little bit when the economy is down, once you feel there’s confidence that the recovery is underway here and so we’re certainly taking that into account in our discussions.

Lawrence Alexander - Jefferies & Company - Analyst

And then just as a follow-up, you mentioned one of the reasons for the price increase was rising labor and SG&A costs. Could you give a little more detail on what’s running that? Are you increasing staffing levels or what else is contributing to that?

Peter McCausland - Airgas - Chairman, CEO, Pres.

No. We’ve had a wage freeze on now it will be two years in July, and we’re taking it off, number one. And our health care plan has been going through the roof. And we are taking steps to contain that cost escalation. And we share the costs with our associates, but those two factors plus increased commissions resulting from higher sales from the economic recovery, they are the three main factors, I would say, that are impacting our wage costs.

Lawrence Alexander - Jefferies & Company - Analyst

And last, either in the regions are industries that you’re seeing particularly strong acceleration in March and April?

Bob McLaughlin - Airgas - SVP, CFO

No, I would add something to that. Our bonus reset as well, is going to be at very low bonuses this year because we’re a Company that if our shareholders don’t do well, we don’t do well. And with the high leverage, system, so that’s the last part of that. What was the last part of that?

Lawrence Alexander - Jefferies & Company - Analyst

Is there any —

Peter McCausland - Airgas - Chairman, CEO, Pres.

Yes. That Mrs. Very encouraging. The core manufacturing regions like Great Lakes, and Airgas South, had strong quarters. And Great Lakes had positive same-store sales growth for both gas and rent on the one hand and hard goods for the quarter. And then north-central is starting to come along in March. They have a very strong march. These areas are the ones that tend to lead our recovery and the expanding economy, and the coasts tend to lag because they’re more — there are more service industries and life sciences, universities, and high-tech stuff. So we’re pretty excited about what we’re seeing from the middle part of the country.

Lawrence Alexander - Jefferies & Company - Analyst

Thank you.

Peter McCausland - Airgas - Chairman, CEO, Pres.

Sure.

Operator

Our next question will come from Mark Gulley from Soleil.

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May 06, 2010 / 03:00 PM GMT, ARG - Q4 2010 Airgas Earnings Conference Call

Mark Gulley - Soleil - Analyst

Hey, good morning. First of all, if I take a look at what you’ve talked about in sales and operating income and the bottom line in order to square the circle I got to have a big increase in interest expense. Can you comment on the increase in the average interest rate and what that does to interest expense for fiscal 2011 please?

Bob McLaughlin - Airgas - SVP, CFO

We will have an increase relative to our revolver. We will be renegotiating that during the current fiscal year. So that will put some upward pressure on rates. But I don’t think it’s a needle mover relative to the change in the guidance. So maybe off-line we cannot get your model and see where you’re at, Mark.

Mark Gulley - Soleil - Analyst

Okay. Secondly, Peter, I applaud your price increase you an announced recently, but it was less than one of your major North American competitors. Can you comment on why you came in later and lower than the competitors price increase?

Peter McCausland - Airgas - Chairman, CEO, Pres.

I can comment on our price increase. And our price increase was designed based on our cost increases and a firming economy, pickup in volume, and we made the decision that this is what we needed to meet our goals and that our customers would accept it because we haven’t had one across the board increase in a couple of years. And so — we’re very confident. As I said, I was out in the field this week visiting three different regional companies and a couple of them last week, and our people are confident that this price increase is going to be successful and that timing is right.

Mark Gulley - Soleil - Analyst

And finally, as a measure of what’s happening out there in terms of the economy, can you comment on your operating rates and terms of your bulk products and maybe how that operating rate changed from the prior quarter due this quarter? That is, on a sequential basis.

Mike Molinini - Airgas - EVP, COO

We’re probably in a mid- 70s now and I would guess we’re probably in the low 70s, maybe 70 to those 70s the last quarter or two before that.

Mark Gulley - Soleil - Analyst

Thanks, Mike.

Operator

And our next question will come from Tom Hayes from Piper Jaffray.

Tom Hayes - Piper Jaffray - Analyst

Good morning, gentlemen. I was just wondering if you could comment on your expectations for your strategic account growth this year as well as any specific end markets that maybe showing more interest than others in regards to the strategic accounts.

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May 06, 2010 / 03:00 PM GMT, ARG - Q4 2010 Airgas Earnings Conference Call

Peter McCausland - Airgas - Chairman, CEO, Pres.

We would expect higher than average growth from the strategic accounts group. We’ve been getting that for the last five years and we expect to get it going forward. It approaches the double-digit level. The restructuring of that group into the line, I guess, market segments, I think it’s nine, and the fact that we’ve only been in it for a while has really made the — has identified opportunities, the number of opportunities that we have in each of the segments. And I’m pretty bullish on that group being able to deliver that kind of growth.

Tom Hayes - Piper Jaffray - Analyst

Okay, great. Thank you.

Operator

And that is all the time we have for questions. I’ll now turn the call over to Mr. Worley for any closing remarks.

Jay Worley - Airgas - VP of Communications and IR

Again, we thank you all for joining us today and I will be available all afternoon for follow-up questions. Have a nice day.

Operator

This concludes today’s presentation. Thank you for your participation.

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